EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 12/9/24.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/6/2024	Sell	11,593	12.64
12/9/2024	Sell	17,093	12.62
12/10/2024	Sell	16,320	12.63
12/11/2024	Sell	34,906	12.61
12/12/2024	Sell	11,218	12.59
12/13/2024	Sell	23,956	12.32
12/20/2024	Sell	25,950	11.96
12/24/2024	Sell	3,200	11.94
12/26/2024	Sell	50,312	11.96
12/27/2024	Sell	7,963	11.93
1/2/2025	Sell	28,992	12.09
1/3/2025	Sell	44,195	12.14
1/6/2025	Sell	44,915	12.08
1/7/2025	Sell	34,789	12.09
1/10/2025	Sell	30,844	12.02
1/13/2025	Sell	16,889	12.01
1/14/2025	Sell	14,347	11.97